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                                                                    EXHIBIT 10.2



VIA HAND DELIVERY

October 9, 2006


Vincent J. Miles, Ph.D.
62 Woodchester Drive
Chestnut Hill, MA 02467

Dear Vin:

This letter agreement sets forth the terms of your continued employment with Alnylam Pharmaceuticals, Inc. (the "Company"). In the event that the terms of your offer letter with the Company conflict with the terms hereof, this letter agreement shall govern.

As we have discussed, it is currently expected that your employment with the Company will continue on a full time basis through December 31, 2006 and thereafter on a part time basis until August 1, 2007, at which time your employment with the Company will terminate. The Company is hereby offering to provide you with the pay and benefits described in Attachment A hereto, if you timely sign and return this letter agreement and, on or within three business days after your Termination Date (as defined below), you sign and return the release of claims attached hereto as Attachment B and it becomes binding upon you. Because both this letter agreement and Attachment B will become binding agreements between you and the Company, you are advised to consult with your attorney before signing this letter agreement and Attachment B, and you have been given twenty-one (21) days to do so. If you sign this letter agreement, and, on or within three business days after the Termination Date, Attachment B, you may change your mind and revoke your acceptance during the seven (7) day period after you have signed each of them, by delivering a written notice of revocation to me at the Company. In the event that you choose not to accept this offer, or you timely revoke within the seven (7) days after signing each agreement, your employment will terminate effective immediately, and all compensation and benefits will terminate immediately.

If, after reviewing this letter agreement and its attachments, you find the terms and conditions are satisfactory to you, you should sign and return this letter agreement to me by October 31, 2006 and then sign and return Attachment B as required herein. The following numbered paragraphs set forth the terms and conditions which will apply if this letter agreement becomes binding and Attachment B becomes binding between you and the Company.

1. TERMINATION DATE - Should you accept this offer, your effective date of termination from the Company will be August 1, 2007 (the "Termination Date") (the period between the date hereof and August 1, 2007 shall be defined as the "Transition Period"). If on or before August 1, 2007, you terminate your employment with the Company or the Company terminates your employment for "cause" as defined herein, the Company will only be obligated to provide you with the pay and benefits earned by you through the last day of your employment with the Company. If during the Transition Period the Company were to terminate your employment without "cause" as defined herein, and provided this agreement and Attachment A become binding upon you, (a) the Company shall continue to pay you all amounts then unpaid that would otherwise be due to you under paragraphs 1 and 2 of Attachment A if the Transition Period were to continue until August 1, 2007; (b) the Company shall pay, within thirty (30) days of Attachment B becoming binding upon you, the amount that would be due to you under paragraph 3 of Attachment A as though you had been continuously employed as a 50% part time employee between January 1, 2007 and August 1, 2007. For purposes of this agreement, "cause" shall be defined as a good faith finding by the Company of



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         your failure to perform your obligations where such failure will or could cause material harm to the Company. In the event that you choose not to accept this offer, your employment will terminate, effective October 31, 2006, and all compensation and benefits will terminate as of that date. As of the Termination Date, all salary payments from the Company will cease and any benefits you currently have under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law, or as otherwise described herein.

2. DESCRIPTION OF TRANSITION PAY AND BENEFITS --The pay and benefits which will be provided to you if you both timely sign and return this letter agreement and timely sign, return and do not revoke the release agreement at Attachment B, are described in the "Description of Transition Pay and Benefits" attached as Attachment A.

3. RELEASE - In consideration of the pay and benefits, to which you acknowledge you would not otherwise be entitled, you (on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors) hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, including, but not limited to, its affiliates, subsidiaries, parent companies, predecessors and successors and all of their respective past and present officers, directors, stockholders, corporate affiliates, parents, subsidiaries, plan administrators, attorneys, agents, employees, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against any of the Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act, 42 U.S.C., Section 12101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., all as amended; all claims arising out of the Employment Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., all as amended; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, Section 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, Sections 11H and 11I, the Massachusetts Equal Rights Act,
         c. 93, Section 102 and M.G.L. c. 214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, Section 1 et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, Section 105(d), and the Massachusetts Privacy Act, M.G.L. c. 214, Section 1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4. NON-DISCLOSURE - You acknowledge your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of employment with the Company. As stated more fully in the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement signed by you in favor of the Company (which remains in full force and effect), you will not disclose any such information to, or use such information for, the benefit of any third party, including competitors of the Company. You also restate and reaffirm all of your other obligations contained in the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.



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5.       NON-DISPARAGEMENT -- To the extent permitted by law, you understand and agree that as a condition for payment to you of the pay and benefits herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of the Released Parties, or about the Company's business affairs and financial condition.

6. COMPANY PROPERTY - You agree to return to the Company, on the Termination Date, all keys, files, records, documents (and any electronic copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and to leave intact all electronic Company documents, including but not limited to those which you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7. AMENDMENT - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8. WAIVER OF RIGHTS - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9. VALIDITY - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10. CONFIDENTIALITY - You understand and agree that as a condition for payment to you of the pay and benefits herein described, the terms and conditions of this letter agreement, and the contents of any negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or otherwise agreed to in writing by the Company.

11. NATURE OF AGREEMENT - You understand and agree that this letter agreement is a Transition Pay and Benefits agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12. ACKNOWLEDGMENTS - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and its Attachment A, and the release of claims at Attachment B, and that the Company advised you to consult with an attorney of your own choosing prior to signing. You understand that you may revoke this agreement, as well as Attachment B, for a period of seven (7) days after you sign the respective agreement, and the agreement shall not be effective or enforceable until the expiration of each seven (7) day revocation period.

13. VOLUNTARY ASSENT - You affirm that no other promises or agreements of any kind have been made to



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         or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement, including Attachments A and B, with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachments A and B, understand the contents therein, freely and voluntarily assent to all of the terms and conditions thereof, and sign your name of your own free act.

14. APPLICABLE LAW - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the state and federal courts of Massachusetts (which courts, together with all applicable appellate courts, for purposes of this letter agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

15. ENTIRE AGREEMENT - This letter agreement, including Attachments A and B, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your pay and benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4, herein.

Whether or not you accept this offer, upon termination of your employment, you will receive payment for any unused paid time off accrued through your termination, and you may elect to continue receiving group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. Section 1161 et seq. All premium costs after termination of your employment shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company.




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If you have any questions about the matters covered in this letter, please contact me.

Very truly yours,

Alnylam Pharmaceuticals, Inc.


By: /s/ Patricia Allen
    ------------------------------
    Name:  Patricia Allen
    Title: Vice President, Finance


I hereby agree to the terms and conditions set forth above and in the attached Description of Pay and Benefits. I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days. I further understand that payment to me of the Transition Pay and Benefits described in Attachment A is conditioned upon my timely execution and return, and non-revocation of Attachment B.

       /s/ Vincent J. Miles                        October 20, 2006
       ----------------------------                ---------------------------
       Vincent J. Miles, Ph.D.                                Date

To be returned to me by October 31, 2006.





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                                  ATTACHMENT A

                   DESCRIPTION OF TRANSITION PAY AND BENEFITS


During the Transition Period, the additional pay and benefits which will be provided to you if you timely sign and return the letter agreement and it becomes binding, unless you terminate your employment with the Company or the Company terminates your employment for "cause" as defined in the letter agreement to which this Attachment is attached, are as follows:

     1. Until December 31, 2006, you will continue as a full time employee at your current salary, enjoying all of your current benefits, and also will be eligible for a bonus under Alnylam's 2006 Bonus Program in accordance with the terms of the program.

     2. Between January 1, 2007 and August 1, 2007, you will work only 50% of your full time schedule and as such shall receive only 50% of your current base salary, which shall equal $5,240.23 per regular semi-monthly pay period, less applicable taxes and withholdings. During this period, subject to your continued employment with the Company, you will continue to enjoy the following benefits provided by the Company: time off for company holidays; continued vesting of your stock options; and vacation time, which vacation time shall accrue at a rate of 5 hours per month. As you will not be eligible for any medical and dental coverage, you may elect to continue receiving group medical and dental insurance pursuant to the federal "COBRA" law, 29 U.S.C. Section 1161 et seq., and should consult the COBRA materials to be provided by the Company for details regarding these benefits. In the event that you make such a timely election, during the Transition Period, the Company will reimburse you for any difference between the premiums you are required to pay for such COBRA coverage and the premiums that you would pay if you were still an eligible employee covered by the Company's group medical and dental plan. After your Termination Date, you will no longer be eligible to receive reimbursement for the difference in premiums.


If after the Termination Date you timely sign, return and do not revoke the release agreement Attachment B, you also will receive the following additional payment:

     3. A lump sum cash payment in an amount equal to (1) $1,122.91 multiplied by (2) the number of full weeks that you remain employed by the Company as a 50% part time employee during the period beginning on January 1, 2007 and ending on August 1, 2007, less all applicable taxes and withholdings. Such payment will be made within thirty (30) days of Attachment B becoming binding upon you.






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                                  ATTACHMENT B

                                RELEASE OF CLAIMS

RELEASE - In consideration of the pay and benefits described on Attachment A, to which you acknowledge you would not otherwise be entitled, you (on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors) hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, including, but not limited to, its affiliates, subsidiaries, parent companies, predecessors and successors and all of their respective past and present officers, directors, stockholders, corporate affiliates, parents, subsidiaries, plan administrators, attorneys, agents, employees, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against any of the Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act, 42 U.S.C., Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., and the Rehabilitation Act of 1973, 29 U.S.C.
Section 701 et seq., all as amended; all claims arising out of the Employment Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., all as amended; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, Section 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, Sections 11H and 11I, the Massachusetts Equal Rights Act, c. 93, Section 102 and M.G.L. c. 214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, Section 1 et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149,
Section 105(d), and the Massachusetts Privacy Act, M.G.L. c. 214, Section 1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

You hereby acknowledge that you have been given at least twenty-one (21) days to consider this Attachment B, and that the Company advised you to consult with any attorney of your own choosing prior to signing this Attachment B. You may revoke your acceptance of this Attachment B during the period of seven (7) days after the execution of it, and this Attachment B shall not become effective or enforceable, and no Transition Pay and Benefits payments will be made pursuant to Attachment A, until this seven (7) day period has expired.

You further affirm that you have returned all Company property as provided in Paragraph 6 of the letter agreement.



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         I hereby provide this release of claims as of the current date and acknowledge that the execution of this Attachment B is in further consideration of the compensation benefits set forth in Attachment A to the letter agreement, to which I acknowledge I would not be entitled if I did not sign this release of claims.


         ------------------------------         -------------------------
         Vincent J. Miles, Ph.D.                          Date

To be signed and returned to Patricia Allen on or within three days after the Termination Date.




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